Exhibit 10.3
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE
XPO LOGISTICS, INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of April 21, 2023 (the “Grant Date”) between XPO, INC., a Delaware corporation (the “Company”), and David Bates
This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units with respect to a target number of shares (the “Target Amount”) of the Company’s Common Stock, $0.001 par value (“Share”) equal to 102,226 performance-based restricted stock units stock units (this “Award”), that is subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares, or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Board” shall mean the Board of Directors of the Company.
“Cause” shall have the meaning given to such term in your Employment Agreement or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors of the Company.
“Determination Date” means, with respect to the Performance Period, the date following the completion of such Performance Period on which the Committee certifies the level of achievement of the applicable Performance Goals, which shall be no later than July 10 immediately following the Performance Period.
“Earned Amount” means the number of RSUs earned with respect to the Award based on the level of achievement of the Performance Goals or otherwise in accordance with this Award Agreement.

“Employment Agreement” means any individual employment agreement, change in control and severance agreement, or confidential information protection agreement between you and the Company or any of its Subsidiaries.
“Good Reason” shall have the meaning given to such term in your Employment Agreement. or, if there is no Employment Agreement in effect at the time of your termination, the meaning given to such term in the Plan.
“Performance Goals” means the performance goals applicable to the Award as set forth in Exhibit A.
“Performance Period” means the performance period applicable to each performance goal of the Award as set forth in Exhibit A.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means on, or as soon as reasonably practicable (and in any event no later than ten (10) calendar days) following the Determination Date; provided that with respect to any portion of the Award that becomes vested on your termination of employment pursuant to Section 3(b) or a Change of Control pursuant to Section 3(c), the Settlement Date shall mean the effective date of such termination of employment or Change of Control.
“Vesting Date” means April 21, 2028.
SECTION 3.Vesting and Settlement.
(a)Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the Earned Amount, determined based on the level of achievement of the Performance Goals during the Performance Period as certified by the Committee, shall vest on the Vesting Date contingent upon your continued employment through the Vesting Date (except as otherwise provided in Sections 3(b)(i) and 3(b)(ii). Except as otherwise provided in this Award Agreement, no RSUs shall be earned and payable with respect to the Award unless the Committee has certified the level of achievement of the Performance Goals. The Committee shall have sole discretion to determine the level of achievement of the Performance Goals.
(b)Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c), all outstanding and unvested RSUs will be forfeited upon your termination of employment for any reason prior to the Vesting Date, except that:
(i)if your employment terminates by reason of your death prior to the Vesting Date, then 100% of the Target Amount of RSUs shall vest immediately; and
(ii)if your employment is involuntarily terminated by the Company without Cause, then you shall vest in a prorated portion of the Target Amount of RSUs, with proration based on a fraction, the numerator of which is the number of days from the Grant Date through the date of your termination of employment and the denominator of which is 1,825 days.
(c)    Change of Control. Upon a Change of Control that occurs prior to the last Determination Date, if you remain employed at the time of such Change of Control, all outstanding RSUs (including any RSUs replaced in compliance with Section 8(b) of the Plan) shall remain outstanding and unvested, and shall continue to vest in accordance with the time-based vesting conditions set forth in Section 3(a), subject to your continued employment through the applicable Vesting Dates, or upon your earlier termination of employment by the Company without Cause (and other than due to your disability) or by you for Good Reason. The Earned Amount shall be determined upon the completion of the Change of Control and shall be deemed to be equal to the greater of (A) the Target Amount of RSUs and (B) the amount of RSUs that would be earned based on the actual level of achievement of the Performance Goals through the latest practicable date prior to the date of the Change of Control as determined by the Committee. Or, if such RSUs are not replaced in compliance with Section 8(b) of the Plan, such RSUs shall vest immediately, with the Earned Amount equal to (A) if such Change of Control occurs prior to the Determination Date for such Performance Period, the Target Amount or (B) if such Change of Control occurs on or after the Determination Date for such Performance Period, the amount determined based on the actual level of achievement of the Performance Goals for such Performance Period as certified by the Committee prior to the Change of Control.
(d)    Settlement of RSU Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then no later than the applicable Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has been deemed earned and vested in accordance with the terms of this Award Agreement; provided, that the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
SECTION 4.Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including any Employment Documents and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 5.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.
SECTION 6.Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment, or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7.Withholding, Consents and Legends.
(a)Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any leg ended Shares.
SECTION 8.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9.Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10.Dispute Resolution.
(a)Jurisdiction and Venue. Notwithstanding any provision in your Employment Documents, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the

State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12.Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15.Section 409A.
(a)It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c)If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Documents), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).
(d)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 16.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 17.Securities Trade Monitoring Policy. You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy”). The Company’s preferred broker is currently Morgan Stanley. Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

    IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO, INC.
/s/ Carolyn Roach
Carolyn Roach
Chief Human Resources Officer

Exhibit A

Details of Award

Performance Goal	Performance Goal Weighting	Performance Period	Vesting Date
Relative Total Shareholder Return (Index)	100%	April 21, 2023 through April 21, 2028	April 21, 2028

(1)Performance Goal. For the applicable Performance Period (as set forth in Exhibit A), the metrics for the Performance Goal shall be the Company’s Relative Total Shareholder Return (Index) as set forth below, unless the Committee shall determine in its discretion to reduce, or adjust the underlying elements of, the applicable Performance Goal based on changes in economic circumstances or government-related mandates that impact the Company’s financial metrics, changes in the competitive market, or other factors that materially change the relevance of the metric in the performance period. The level of achievement of each Performance Goal shall be measured over the Performance Period.
(2)Target Performance Goal. The Performance Goal relating to the Company’s stock price performance during the applicable Performance Period relative to the S&P Transportation Select Industry Index for the Performance Period (ranked in the order of lowest to highest TSR), calculated as follows:

Company’s Total Shareholder Return Percentile Position vs. Index Companies in the S&P Transportation Select Industry Index	Value Earned as Percentage of Target*
Greater than or equal to 75th percentile	200%
65th percentile	150%
55th percentile	100%
40th percentile	50%
Below 40th percentile	0%
* Linear interpolation shall be applied between each threshold.

(3)Determination of Performance Goal Achievement. Promptly following, and in any event no later than the July 10 immediately after, the completion of the Performance Period, the Committee shall certify the actual level of achievement of the Performance Goal.
(4)Certain Definitions.

a.“TSR” shall mean the quotient of (i) a company’s Ending Price minus the company’s Beginning Price plus the company’s Dividends Paid, divided by (ii) the company’s Beginning Price.
i.“Beginning Price” shall mean the average of the closing prices of shares of the Company or each company in the Index, as applicable, during the thirty (30) consecutive trading days preceding and inclusive of April 21, 2023. This period would run from March 10, 2023 through April 21, 2023.
ii.“Ending Price” shall mean the average of the closing prices of the shares of the Company or each company in the Index, as applicable, during the thirty (30) consecutive trading days leading up to and including April 21, 2028. In determining the Ending Price for the Company or a company in the Index, the Committee shall make such adjustments as it deems appropriate to reflect stock splits, spin-offs, and similar transactions that occurred during the Performance Period.
ii.“Dividends Paid” shall mean all cash dividends paid by the applicable company with respect to an ex-dividend date that occurs during the Performance Period (whether or not the dividend payment date occurs during the Performance Period), which shall be deemed to have been reinvested in the underlying common shares and shall include cash dividends paid with respect to such reinvested dividends. As applied to the Index, Dividends Paid shall relate to dividends of the constituent companies and shall assume that they are reinvested in the constituent companies of the Index.
iii.“Index” means the S&P Transportation Select Industry Index. For the avoidance of doubt, only those companies with a Beginning Price and Ending Price shall be included in the Index.